Exhibit 99.1


                 Magnitude Announces Restructuring of Operations


Branchburg, New Jersey, October 30, 2006. Magnitude Information Systems, Inc. (OTC-BB "MAGY") announces that Company management is continuing the restructuring of Magnitude's operations and business goals, and today announces the implementation of a multi-pronged plan that is sharply reducing cash outflow while exploring product acquisitions, mergers or partnership relations with potential suitable candidate enterprises.

In line with these efforts, the Company undertook staff reductions in some areas and relocated its principal office from Chester, New Jersey to Branchburg, New Jersey. These measures resulted in significant reductions of operating expenses.

"Customers' needs and related technologies continue to rapidly evolve" observed Ed Marney, the Company's Chief Executive Officer, "... and in order to seize new value propositions for our shareholders, Magnitude must also evolve". "Magnitude, over the years, has nurtured a wealth of Fortune 1000 client relationships" Mr. Marney stated, "and it is Magnitude's intent to leverage this tremendous asset".

Mr. Marney continued, "Therefore, Magnitude's strategic direction includes potential acquisitions, business combinations and strategic partners that are able to access our client base swiftly with significant returns, in both revenue and profitability." "Although we have not come to any definitive agreement with any party to date", Mr. Marney stated, "we are vigorously investigating several potential candidates".

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results, depending on a variety of factors. Potential factors that could impact results include the general economic conditions in different countries around the world, fluctuations in global equity and fixed income markets, exchange rates, rating agency actions, resolution of pending regulatory investigations and related issues, including those related to compensation arrangements with underwriters, pension funding, ultimate paid claims may be different from actuarial estimates and actuarial estimates may change over time, changes in commercial property and casualty markets and commercial premium rates, the competitive environment, the actual costs of resolution of contingent liabilities and other loss contingencies, and the heightened level of potential errors and omissions liability arising from placements of complex policies and sophisticated reinsurance arrangements in an insurance market in which insurer reserves are under pressure. Further information, concerning the Company and its business, including factors that potentially could materially affect the Company's financial results, is contained in the Company's filings with the Securities and Exchange Commission.